EXHIBIT 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”), is made as of the 12th day of March, 2020, by and between MIT 130 BROOKLINE LEASEHOLD LLC, a Massachusetts limited liability company, successor by assignment to MIT 130 Brookline LLC, a Massachusetts limited liability company (“Landlord”), and INTELLIA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease dated October 21, 2014, as amended by that certain First Amendment to Lease dated April 5, 2019 (the “First Amendment”) (as amended, the “Lease”), relating to certain premises (the “Premises”) within the building located at 130 Brookline Street, Cambridge, Massachusetts (the “Building”), as more particularly described therein;

WHEREAS, Tenant and an affiliate of Landlord entered into an Indenture of Lease dated March 12, 2020 for premises at 281 Albany Street, Cambridge, Massachusetts (the “281 Albany Lease”).

WHEREAS, the parties hereto desire to amend the Lease to, among other things, extend the Term of the Lease to be co-terminus with the 281 Albany Lease;

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.Capitalized Terms.  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

2.Extension of Term.  Notwithstanding anything to the contrary set forth in the Lease, the Term of the Lease is hereby extended for approximately six (6) years (the “Extended Term”) commencing February 1, 2025 and expiring on or about January 31, 2031, being co-terminus with the term of the 281 Albany Lease (the “Expiration Date”), on all of the terms and conditions of the Lease except as expressly set forth in this Second Amendment.  Once the Expiration Date is determined, Landlord and Tenant shall execute an agreement confirming the Expiration Date in substantially the form attached hereto as Exhibit A.

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3.Base Rent.  During the Extended Term, Tenant shall pay Base Rent in the following amounts and otherwise in accordance with the terms of the Lease:

PERIOD	ANNUAL BASE RENT	MONTHLY PAYMENT	$/RSF

2/1/25 - 1/31/26	$1,673,140.70	$139,428.39	$110.30
2/1/26 - 1/31/27	$1,723,350.09	$143,612.51	$113.61
2/1/27 - 1/31/28	$1,775,076.38	$147,923.03	$117.02
2/1/28 - 1/31/29	$1,828,319.57	$152,359.96	$120.53
2/1/29 - 1/31/30	$1,883,079.66	$156,923.31	$124.14
2/1/30 – Expiration Date*	$1,939,660.03	$161,638.34	$127.87

*In the event the Expiration Date extends beyond January 31, 2031, Base Rent shall increase by three percent (3%) on February 1, 2031 and each anniversary thereof.

4.Extension Terms.  Section 1.2 of the Lease and Section 5 of the First Amendment are hereby deleted in their entirety and replaced with the following:

(a)

Provided that the following conditions (the “Extension Conditions”), any or all of which may be waived by Landlord in its sole discretion, are satisfied: (i) Tenant, an Affiliated Entity and/or a Successor is/are then occupying at least seventy-five percent (75%) of the Premises; and (ii) there is no Event of Default (1) as of the date of an Extension Notice (hereinafter defined), and (2) at the commencement of an Extension Term (hereinafter defined), Tenant shall have the option to extend the Extended Term for two (2) additional consecutive terms of five (5) years each (each individually, an “Extension Term”, and collectively, the “Extension Terms”), commencing as of the expiration of the current Extension Term.  Tenant must exercise each option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) not earlier than fifteen (15) months and no later than twelve (12) months prior to the expiration of the current Extension Term or the first Extension Term, as the case may be, time being of the essence in each instance.  Notwithstanding the foregoing, Landlord may nullify Tenant’s exercise of its option to extend the Term by written notice to Tenant (the “Nullification Notice”) if (A) on the date Landlord receives the Extension Notice, there is an event which, with the passage of time and/or the giving of notice, would constitute an Event of Default hereunder and (B) Tenant fails to cure such default within the applicable cure period set forth in Section 20.1 of the Lease after receipt of the Nullification Notice.  Upon the satisfaction of the Extension Conditions and the timely giving of the Extension Notice without a subsequent nullification by Landlord, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the each of the Extension Terms shall be calculated in accordance with this Section 4.  If Tenant fails to give a timely Extension Notice, as aforesaid, Tenant shall have no further right to extend the Extended Term.  Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the

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Extension Term shall be self-executing, Tenant shall promptly execute a lease amendment reflecting such Extension Term after Tenant validly exercises its option, if such lease amendment is provided by Landlord.  The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 4.

(b)

The Base Rent during the first Rent Year of the each of the Extension Terms (the “Extension Term RY1 Base Rent”) shall be determined in accordance with the process described hereafter.  Extension Term RY1 Base Rent shall be the greater of (i) one hundred three percent (103%) of Base Rent for the last Rent Year of the Initial Term or the first Extension Term, as applicable, or (ii) the fair market rental value of the Premises as of the commencement of the applicable Extension Term as determined in accordance with the process described below, for renewals of combination laboratory and office space in the East Cambridge/ Cambridgeport area of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant and all other relevant factors to be taken into account.  Within thirty (30) days after receipt of an Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term RY1 Base Rent for the applicable Extension Term.  Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term RY1 Base Rent (“Tenant’s Response Notice”).  If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term RY1 Base Rent shall be binding on Tenant.

(c)

If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term RY1 Base Rent and desires to submit the matter to the determination process described in this Section 4(c) (the “Determination Process”), then the Extension Term RY1 Base Rent shall be determined in accordance with the procedure set forth in this Section 4(c).  In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term RY1 Base Rent to the Determination Process, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser or broker (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”).  Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser or broker (the “Third Appraiser”) within ten (10) days of their appointment.  All of the appraisers or brokers selected shall be individuals with at least ten (10) consecutive years’ commercial appraisal or brokerage experience in the East Cambridge/Cambridgeport area, and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection.  The three appraisers or brokers shall determine the Extension Term RY1 Base Rent in accordance with the requirements and criteria set forth in this Section 4(b) above, employing the method commonly known as Baseball Arbitration,

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whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term RY1 Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term RY1 Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term RY1 Base Rent.  The Third Appraiser’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own appraiser or broker and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.

(d)	Commencing on the first day of the second Rent Year of each Extension Term, Base Rent shall increase annually by three percent (3%), effective as of the first day of each Rent Year.

5.Allowance.  As an inducement to Tenant’s entering this Second Amendment, Landlord shall, subject to Sections 4(b) through 4(e) of the First Amendment and the last sentence of this Section 5, provide to Tenant a tenant improvement allowance equal to Four Hundred Fifty Five Thousand and Seventy Dollars ($455,070.00) (the “Allowance”) to be used by Tenant after the commencement of the Extended Term, and if not otherwise utilized by Tenant pursuant to its Right of First Offer (as defined below) prior to commencement of the Extended Term, solely for costs incurred by Tenant for Alterations to the Premises performed in accordance with Article 11 of the Lease.  Notwithstanding anything to the contrary, the Allowance shall not be applied to any of the following:  (i) the cost of any of Tenant’s Property including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (ii) the cost of any fixtures or Alterations that will be removed at the end of the Term, or (iii) more than Forty Five Thousand Five Hundred and Seven Dollars ($45,507.00) of “soft costs” including architectural, engineering, design, and project management fees.  For purposes of this Second Amendment and the Allowance being provided to Tenant hereunder, (y) the term “Allowance” as used in Sections 4(b) through 4(e) of the First Amendment shall mean the Allowance provided under this Section 5, and (z) the term “First Amendment” as used in Section 4(c) of the First Amendment shall be substituted with “Second Amendment”.  For purposes of clarity, Landlord and Tenant hereby acknowledge and agree that the Allowance set forth in this Section 5 shall be in addition to the Allowance set forth in Section 4 of the First Amendment.

6.Right of First Offer.

6.1Grant of Option; Conditions.  Tenant shall have a right of first offer (the “Right of First Offer”) with respect to any space currently leased by 24M Technologies, Inc. at the Building (an “Offering Space”).  Tenant’s Right of First Offer shall be exercised as follows:  if during the Term Landlord determines (in Landlord’s sole judgment) that all or a portion of the Offering Space is available to lease to a third party other than 24M Technologies, Inc., its successors or assigns (hereafter the “Existing Tenant”), then Landlord shall advise Tenant (the

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"Advice") of the economic and other terms and conditions under which Landlord is prepared to lease such portion of the Offering Space to Tenant, which terms shall reflect the fair market rental rate for such Offering Space as reasonably determined by Landlord.  Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the "Notice of Exercise") within 10 business days after the date of the Advice.  In any event, Tenant’s delivery of a Notice of Exercise shall be deemed to be the irrevocable exercise by Tenant of its Right of First Offer subject to and in accordance with the provisions of this Section 6.  Notwithstanding the foregoing, Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

(a)	There exists an Event of Default under the Lease at the time that Landlord would otherwise deliver the Advice; or
(b)	as of the date on which the Offering Space is expected to be delivered to Tenant, there is not at least three (3) years remaining in the Term; or
(c)

more than 25% of the Premises (in the aggregate) is sublet (other than pursuant to a Transfer to an Affiliated Entity or Successor under Section 13.7 of the Lease) at the time Landlord would otherwise deliver the Advice; or

(d)	the Lease has been assigned (other than pursuant to a Transfer to an Affiliated Entity or Successor under Section 13.7 of the Lease) prior to the date Landlord would otherwise deliver the Advice; or
(e)	the Existing Tenant is interested in extending or renewing its lease for such portion of the Offering Space or entering into a new lease for such portion of the Offering Space.

6.2Terms for Offering Space.

(a)

The term for the applicable portion of the Offering Space set forth in such Advice shall commence upon the commencement date stated in the Advice and shall end upon the Expiration Date as the same may be extended.  Effective as of the commencement date stated in the Advice, such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant's leasing such portion of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to such portion of the Offering Space.

(b)

Tenant shall pay Base Rent and additional rent for the applicable portion of the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the fair market rental value of the Offering Space and such other terms and conditions, including a commercially reasonable tenant improvement allowance, all as determined in Landlord's reasonable judgment.

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(c)

The applicable portion of the Offering Space (including improvements and, so long as Landlord and Tenant have agreed upon same in writing, personal property, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of such portion of the Offering Space or as of the date the term for such portion of the Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the applicable portion of the Offering Space, in which case Landlord shall perform such work in the applicable portion of the Offering Space.  If Landlord is delayed delivering possession of the applicable portion of the Offering Space set forth in the Advice due to the holdover or unlawful possession of such space by any party, Landlord shall use diligent efforts to obtain possession of the space, and the commencement of the term for such applicable portion of the Offering Space shall be postponed until the date Landlord delivers possession of the applicable portion of the Offering Space to Tenant free from occupancy by any party.

(d)

If Tenant exercises its Right of First Offer, and if Tenant has not yet utilized all of the Allowance prior to its exercise of the Right of First Offer, Tenant may apply the then-remaining balance of the Allowance to any portion of the Premises then-leased by Tenant.  For purpose of clarification, if a Right of First Offer option is exercised, the Allowance may be applied to the Offering Space prior to the commencement of the Extended Term or after the commencement of the Extended Term, as the case may be.

6.3Termination of Right of First Offer.  The rights of Tenant hereunder with respect to each applicable portion of the Offering Space shall terminate on the earlier to occur of: (i) the Expiration Date or earlier termination of this Lease; (ii) Tenant's failure to exercise its Right of First Offer within the 10 business day period provided in Section 6.1 above with respect to the particular Offering Space which was offered to Tenant; and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section 6.1 above.  If Tenant exercises its Right of First Offer, or loses its Right of First Offer as described above in this Section 6.3, with respect to an Offering Space, Tenant nonetheless shall continue to have a Right of First Offer on any other applicable portion of the Offering Space until the applicability of the earlier of items (i), (ii), or (iii) with respect to any applicable portion of the Offering Space.  In addition, if Landlord provides Tenant with an Advice for any applicable portion of the Offering Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Offering Space (such other portion of the Offering Space subject to such expansion rights is referred to herein as the “Encumbered Offering Space”) and Tenant does not exercise its Right of First Offer to lease the portion of the Offering Space described in the Advice, Tenant’s Right of First Offer with respect to the Encumbered Offering Space shall be subject and subordinate to all such expansion rights contained in the Advice. If Tenant was entitled to exercise its Right of First Offer, but failed to provide Landlord with a Notice of Exercise within the 10 business day period provided in Section 6.1 above, Tenant shall once again have the Right of First Offer if within a period of 6 months following the date of the Advice, Landlord proposes to lease the Offering Space to a prospect on terms that are substantially different than those set forth in the

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Advice.  For purposes hereof, the terms offered to a prospect shall be deemed to be substantially different than those set forth in the Advice if there is more than a 10% reduction in the "bottom line" cost per rentable square foot of the Offering Space to the prospect when compared with the "bottom line" cost per rentable square foot under the Advice, considering all of the economic terms of the both deals, respectively, including, without limitation, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

6.4Offering Amendment.  If Tenant exercises its Right of First Offer for a particular portion of the Offering Space, Landlord shall prepare an amendment (the "Offering Amendment") adding the applicable portion of the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant's Share and other appropriate terms.  A copy of the Offering Amendment shall be (i) sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, (ii) revised by Landlord, if necessary, to incorporate any changes by Tenant that are necessary to accurately reflect the terms and conditions of Tenant's Right of First Offer; and (iii) executed and returned by Tenant to Landlord within 15 business days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

6.5Subordination.  Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of the Existing Tenant.

6.6Time of the Essence.  Time is of the essence with respect to all time periods set forth in this Section 6.

6.7Personal to Tenant.  Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is personal to Tenant and in no event shall such Right of First Offer be assignable (except in connection with a Transfer to an Affiliated Entity or Successor pursuant to Section 13.7 of the Lease).

7.Signage. Notwithstanding the terms and conditions of Section 12.3 (Exterior Signage) of the original Lease, Landlord hereby agrees that at such time as the Premises is expanded pursuant to the Right of First Offer set forth above or otherwise, if at all, the number of exterior signs which Tenant has the right to install and maintain shall be proportionally increased based on the size of the Premises, as expanded, in relation to the total rentable square feet of the Building and the total number of exterior signs allowable.  At such time as the Premises comprises the entire rentable area of the Building, Tenant shall have the right to install and maintain all allowable exterior signage on the Building.  All signage shall be subject to Landlord’s approval in Landlord’s sole and absolute discretion.

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8.Parking.  Notwithstanding the terms and conditions of Section 1.4(b) (Parking) of the original Lease, Landlord hereby agrees that at such time as the Premises is expanded pursuant to the Right of First Offer set forth above or otherwise, if at all, the number of parking spaces which Tenant has the right to use shall be proportionally increased based on the size of the Premises, as expanded, in relation to the total rentable square feet of the Building and the total number of parking spaces serving the Building.  At such time as the Premises comprises the entire rentable area of the Building, Tenant shall have the exclusive right to use all parking spaces serving the Building.

9.Required Permits.  Section 19.2 of the Lease is hereby deleted in its entirety and replaced with the following:

Tenant shall, at Tenant’s sole cost and expense, apply for, seek and obtain all necessary state and local licenses, permits and approvals needed for the operation of Tenant’s business (collectively, the “Required Permits”), including the Landlord Required License (as hereinafter defined).  Tenant shall thereafter maintain all Required Permits.  Tenant, at Tenant’s expense, shall at all times comply with the terms and conditions of each such Required Permit.  Tenant’s foregoing obligations include, but are not limited to, obtaining, maintaining and complying with any license required by Legal Requirements for the storage of flammable materials.  Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in connection with its application for Required Permits, which includes a right and obligation on the part of Landlord to attend and participate in public hearings or meetings with Governmental Authorities and/or abutting property owners and community groups, and, if necessary or appropriate, to communicate with public officials, abutters and community groups. Notwithstanding the foregoing, and to the extent any license from the Cambridge License Commission (or the Cambridge Fire Department, as the case may be) for the storage of flammable materials is required by Legal Requirements to be obtained by Landlord (a “Landlord Required License”), and if Landlord does not execute any application for the Landlord Required License that Tenant prepares for Landlord (which Tenant shall be responsible for filing) on the City of Cambridge’s required form and that provides for flammable materials that are the same as the materials specified in Exhibit 6 attached to the original Lease (as revised from time to time pursuant to the terms of this Lease) and that are not in excess of the total gallons of flammable materials allowed by all then existing flammable materials permits issued and in effect with respect to the Property, Landlord agrees that in the event Landlord does not execute such application within thirty (30) days after Landlord’s receipt of a written completed application from Tenant (or receipt of a written notice from the Cambridge License Commission or any other governmental authority having jurisdiction over the Building, as the case may be), Tenant may apply for, obtain and maintain such Landlord Required License on behalf of Landlord, and Landlord shall be responsible for paying for any application or maintenance fees therefor.  In the event Tenant exercises its right to apply for, obtain and/or maintain such Landlord Required License, and, if pursuant to Legal Requirements, Tenant is required to be named as Landlord’s agent and attorney-in-fact in connection with such application or maintenance of such Landlord Required License, then Landlord shall either execute such documentation reasonably requested by Tenant to appoint Tenant to act as Landlord’s agent and attorney-in-fact in connection therewith or, Landlord, in its sole and absolute discretion, may elect to undertake to obtain and maintain the Landlord Required License.  In the event Landlord fails to reasonably cooperate with Tenant or to execute such documentation reasonably requested by Tenant to appoint Tenant to act as Landlord’s agent and attorney-in-fact, as required by this Section 19.2, to the extent required by

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Legal Requirements, or, if Landlord opts not to execute such documents, Landlord fails to undertake to obtain the Landlord Required License, within thirty (30) days of Landlord’s receipt of written notice of such failure from Tenant, and as a direct result of such failure Tenant is prevented or prohibited from legally storing and/or using flammable and combustible materials in the Premises, Tenant’s obligation to pay Rent shall abate for the period commencing on the thirty-first (31st) day following Landlord’s receipt of such written notice of Landlord’s failure and ending on the day that Landlord has remedied such failure.  Within ten (10) business days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) calendar months during the Term hereof unless otherwise requested by an Mortgagee or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.2, Tenant shall furnish Landlord with copies of all Required Permits together with a certificate certifying that such permits are all of the permits that Tenant has obtained with respect to the Premises.  If Landlord, in its reasonable discretion, determines that Tenant is not adequately or diligently prosecuting the Landlord Required License, then Landlord, upon prior notice to Tenant, may elect to undertake to obtain and maintain the Landlord Required License at Tenant’s sole cost.

If the City of Cambridge or any other Governmental Authority has provided Landlord or Tenant with written notice that a Landlord Required License is required for the Property and the Landlord Required License has not been issued for the Property within one hundred twenty (120) days of the date of Landlord or Tenant’s receipt of such written notice (the “Landlord Required License Issuance Date”), and as a direct result thereof Tenant is prevented or prohibited from legally storing and/or using flammable and combustible materials in the Premises, provided that Tenant has timely submitted a completed application for the Landlord Required License, Tenant’s currently existing flammable storage permit remains in effect, and Tenant is not in default under this Lease beyond any applicable notice or cure period, Tenant’s Rent obligations under the Lease shall abate one (1) day for each day that occurs after the Landlord Required License Issuance Date until the date the Landlord Required License is issued (the “Landlord Required License Abatement Period”); provided, however, if Tenant fails to submit a completed application for the Landlord Required License to all required governmental authorities on or prior to the thirtieth (30th) day following Tenant’s receipt of written notice that a Landlord Required License is required for the Property (the “Landlord Required License Application Date”), then the Landlord Required License Abatement Period shall be reduced one (1) day for each day that occurs between the Landlord Required License Application Date and the date Tenant submits such completed application for the Landlord Required License. Notwithstanding the immediately foregoing sentence, if Tenant occupies the Premises after the Landlord Required Issuance Date, and Tenant has otherwise complied with the terms and provisions of this paragraph, there shall be no abatement of Tenant’s Rent obligation hereunder, however, if Tenant is using the Premises solely for office use, the Base Rent payable under the Lease shall be abated by fifty percent (50%) until such time as the Landlord Required License is obtained.

10.Miscellaneous.

(a)

In all respects, the Lease, as hereby amended and modified, is hereby ratified, approved and confirmed.  In the event of any conflict between the terms, covenants and conditions contained in this Second Amendment and the terms, covenants and conditions contained in the Lease, the terms, covenants and conditions contained in this Second Amendment shall supersede.

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(b)

This Second Amendment is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws.

(c)

The Lease, as amended hereby, contains the entire agreement between Landlord and Tenant respecting the subject matter hereof and shall not be amended, modified or supplemented unless by agreement in writing signed by both Landlord and Tenant. The terms of this Second Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

(d)	Except where the context provides otherwise, the term "Lease" as used in this Second Amendment shall mean the Lease as amended by this Second Amendment.
(e)	No waiver of a breach of any provision of this Second Amendment shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.
(f)

The undersigned individual(s) executing this Second Amendment on behalf of Tenant do hereby represent and warrant to Landlord that they are each fully empowered and authorized to execute this Second Amendment on behalf of Tenant.

(g)

This Second Amendment may be executed in multiple counterparts, each of which shall constitute an original hereof, but all of which, when taken together, shall constitute but one and the same document.  Delivery by a party hereto of a facsimile or portable document format (.pdf) of this Second Amendment executed by such party shall constitute delivery by such party of an original hereof.

11.Brokers.  Landlord and Tenant each warrants and represents that it has dealt with no broker other than Newmark Knight Frank (the “Broker”) in connection with this Second Amendment.  Landlord and Tenant each agrees to defend, indemnify and save the other harmless from and against any Claims arising as a result of its breach of the foregoing representation and warranty. Landlord shall be solely responsible for paying the Broker its commission or fee in connection with this Second Amendment, including without limitation any expansions to the Premises contemplated by this Second Amendment.

[Signatures on the Following Page(s)]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

LANDLORD:

MIT 130 BROOKLINE LEASEHOLD LLC

By:	MIT Cambridge Real Estate LLC, its manager

By:	/s/ Seth D. Alexander
Name:	Seth D. Alexander
Title:	President and not individually

TENANT:

INTELLIA THERAPEUTICS, INC.

By:	/s/Glenn Goddard
Name:	Glenn Goddard
Its:	Executive Vice President and Chief Financial Officer

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